Exhibit 99.2

BIO-TECHNE DECLARES DIVIDEND

MINNEAPOLIS, April 30, 2020/PRNewswire/ -- Bio-Techne Corporation (NASDAQ: TECH) announced that its Board of Directors has decided to pay a dividend of $0.32 per share for the quarter ended March 31, 2020. The quarterly dividend will be payable May 22, 2020 to all common shareholders of record on May 11, 2020. Future cash dividends will be considered by the Board of Directors on a quarterly basis.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $714 million in net sales in fiscal 2019 and has over 2,200 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	David Clair, Senior Director, Investor Relations & Corporate Development
David.Clair@bio-techne.com
646-277-1266